FOR IMMEDIATE RELEASE – August 12, 2014	Exhibit 99.1
Contact:
Randall C. Hall, SVP/CFO
919.313.3600
randall.hall@mfbonline.com

M&F Bancorp, Inc. Announces Second Quarter 2014 Results

DURHAM, N.C.--

M&F Bancorp, Inc. (“Company”) (OTCBB: MFBP), the parent company of M&F Bank (“Bank”), announced unaudited financial results for the second quarter of 2014 today.

The Company recorded quarterly net income for the second quarter of 2014 of $507,000 compared to net loss of $7,000 for the second quarter of 2013, an increase of $514,000. Net income available to common shareholders for the second quarter of 2014 was $448,000 compared to net loss available to common shareholders of $66,000 for the second quarter of 2013, an increase of $514,000. Diluted income per common share increased $0.25 to $0.22 for the second quarter of 2014 compared to diluted loss per common share of $0.03 in the second quarter of 2013.

The Company recorded quarterly net income for the six months ended June 30, 2014 of $784,000 compared to net income of $3,000 for the same period of 2013, an increase of $781,000. Net income available to common shareholders for the six months ended June 30, 2014 was $667,000 compared to loss income available to common shareholders of $115,000 for the same period of 2013, an increase of $782,000. Diluted income per common share increased $0.39 to $0.33 for the six months ended June 30, 2014 compared to diluted loss per common share of $0.06 in the same period of 2013.

Kim Saunders, President and CEO of the Company, commented, "During the second quarter, the Company continued to focus on improving its operating efficiency. From our various initiatives to become more efficient, we reduced our noninterest expense from $2.9 million during the second quarter of 2013 to $2.7 million or 6.92% during the second quarter of 2014, and from $5.8 million during the first six months of 2013 to $5.4 million or 6.27% during the first six months of 2014. In addition, the Bank successfully disposed of repossessed assets other than real estate, which produced gains of $515 thousand during the three and six month period of 2014. We are thankful for the support of our customers, shareholders, employees and Board of Directors as we continue to improve the earnings of our Bank."

The Company produced net interest income of $2.6 million during the second three months of 2014, which was higher than the $2.5 million generated for the same period of 2013. The increase was caused by higher interest income, which increased $73,000 or approximately 2.71% to $2.8 million for the second three months of 2014 as compared to the same period of the prior year. Interest expense decreased slightly to $164,000 for the three months ended June 30, 2014 compared to $176,000 for the same period in 2013.

The Company produced net interest income of $5.3 million during the six months ended June 30, 2014, which was $286,000 higher than the $5.0 million generated for the same time of 2013. The increase was primarily caused by higher interest income, which increased $259,000 or approximately 4.85% to $5.6 million for the six months ended June 30, 2014 as compared to the same period of the prior year. Interest expense decreased slightly to $339,000 for the six months ended June 30, 2014 compared to $366,000 for the same period in 2013.

Noninterest income increased $510,000 or approximately 125.00% to $918,000 during the second three months of 2014 as compared to the same period of 2013. The majority of the net increase was associated with the gains on sales of repossessed assets, which generated gains of $515,000 compared to none during the same period of 2013.

Noninterest income increased $549,000 or approximately 66.95% to $1.4 million during the six months ended June 30, 2014 as compared to the same period of 2013. The majority of the increase was associated with the gains on sales of repossessed assets, which generated gains of $515,000 compared to none during the same period of 2013.

Noninterest expense decreased $203,000 or approximately 6.92% to $2.7 million for the second three months of 2014 compared to $2.9 million for the same period of 2013, primarily driven by decreases in net OREO expenses, salaries and benefits, directors fees, information technology and professional fees.

Noninterest expense decreased $363,000 or approximately 6.27% to $5.4 million for the six months ended June 30, 2014 compared to $5.8 million for the same period of 2013 primarily driven by reductions in salaries and benefits, net OREO expenses, directors fees, information technology and professional fees.

Total assets as of June 30, 2014 were $298.7 million, down approximately 0.94% or $2.8 million from $301.5 million as of December 31, 2013. During the first six months of 2014, loans decreased to $184.9 million, down approximately 2.41% or $4.6 million from $189.5 million as of December 31, 2013. Cash and cash equivalents remained level at $28.9 million as of June 30, 2014, and available-for-sale investment securities increased 5.42% or $3.6 from $65.9 million at December 31, 2013.

The allowance for loan losses was $3.5 million as of June 30, 2014 and December 31, 2013, which represented 1.87% and 1.84%, respectively, of total loans outstanding. Other real estate owned and other repossessed assets totaled $2.7 million and $3.6 million at June 30, 2014 and December 31, 2013, respectively. This 25.70% decrease has been driven by significant efforts by the Bank to dispose of nonperforming assets.

Total liabilities as of June 30, 2014 were $261.5 million, down 1.44% or $3.8 million from $265.4 million as of December 31, 2013. Decreases in deposits, primarily large balance Certificates of Deposit Account Registry Services, drove the decrease as interest-bearing deposits decreased $6.3 million or 2.96% from December 31, 2013 to June 30, 2014. Other liabilities, which decreased $128 thousand from December 31, 2013 to $4.5 million at June 30, 2014, also contributed to the overall decrease in total liabilities.

Total stockholders' equity as of June 30, 2014 was $37.1 million as compared to total stockholders' equity as of December 31, 2013 of $36.1 million. Accumulated other comprehensive loss income decreased from $1.4 million at December 31, 2013 to $1.1 million as of June 30, 2014, driven by an increase in the market value of the Company's available-for-sale investment securities and pension plans during the period. Net income of $784,000 offset by $117,000 preferred dividends and accretion also contributed to the overall increase in stockholders' equity.

This release contains certain forward-looking statements with respect to the financial condition, results of operations and business of M&F Bancorp, Inc. (the “Company”) and M&F Bank. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management of the Company and M&F Bank and on the information available to management at the time that these disclosures were prepared. These statements can be identified by the use of words like "expect," "anticipate," "estimate" and "believe," variations of these words and other similar expressions. Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Neither the Company nor M&F Bank undertakes an obligation to update any forward-looking statements. Additional information is detailed in the Company's filings with the Securities and Exchange Commission, and is available at www.sec.gov.

Source: M&F Bancorp, Inc.